AUDITORS' REPORT

To the Board of Directors
Cinram International Inc.

Under date of February 21, 2003, we reported on the consolidated balance sheets of Cinram International Inc. (the "Company") as at December 31, 2002 and 2001, and the consolidated statements of earnings and retained earnings and cash flows for each of the years in the two year period ended December 31, 2002, as included in the Registration Statement on Form 40-F. In connection with our audits of the aforementioned consolidated financial statements, we also have audited the related supplemental note entitled "Reconciliation between Canadian and United States Generally Accepted Accounting Principles" as set forth in the Registration Statement. This supplemental note is the responsibility of the Company's management. Our responsibility is to express an opinion on this supplemental note based on our audits.

In our opinion, such supplemental note, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Chartered Accountants

Toronto, Canada
February 21, 2003

CINRAM INTERNATIONAL INC.
Supplemental Note to Consolidated Financial Statements
(In thousands of Canadian dollars,
except common shares and per share information)

Years ended December 31, 2002 and 2001

================================================================================

RECONCILIATION BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING
PRINCIPLES:

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP"). These principles conform in all material respects to those in the United States, except for the following:

Consolidated statements of earnings according to generally accepted accounting principles in the United States ("U.S. GAAP"):

===================================================================================================================
                                                                                     2002                 2001
-------------------------------------------------------------------------------------------------------------------
Net earnings in accordance with Canadian GAAP                                 $    54,471          $    23,713
Description of items having the effect of
   increasing (decreasing) reported earnings:
     Customer payments (a)                                                         15,796                3,176
     Capitalized interest on construction in progress (b)                               -                3,062
     Amortization of capitalized interest on construction
       in progress (b)                                                               (435)                (221)
     Amendment of goodwill amortization (c)                                             -                  345
     Deferred foreign exchange (d)                                                      -                  334
     Income tax effect of above adjustments                                        (4,729)              (1,725)
-------------------------------------------------------------------------------------------------------------------

Net earnings according to U.S. GAAP                                                65,103               28,684

Foreign currency translation adjustment                                             9,564               14,992
-------------------------------------------------------------------------------------------------------------------
Comprehensive earnings according to U.S. GAAP                                 $    74,667          $    43,676
===================================================================================================================

Earnings per share under U.S. GAAP:
     Basic                                                                    $      1.18          $      0.52
     Diluted                                                                         1.18                 0.52

-------------------------------------------------------------------------------------------------------------------

Weighted average shares outstanding (in thousands):
     Basic                                                                         55,054               54,860
     Diluted                                                                       55,335               54,942

===================================================================================================================

CINRAM INTERNATIONAL INC.
Supplemental Note to Consolidated Financial Statements (continued) (In thousands of Canadian dollars, except common shares and per share information)

Years ended December 31, 2002 and 2001

================================================================================

RECONCILIATION BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):

Consolidated shareholders' equity according to U.S. GAAP:

===================================================================================================================
                                                                                     2002                 2001
-------------------------------------------------------------------------------------------------------------------
Shareholders' equity in accordance with Canadian GAAP                        $    460,170         $    398,599
Description of items having the effect of increasing
   (decreasing) reported shareholders' equity:
     Customer payments (a)                                                         (3,749)             (19,545)
     Capitalized interest on construction in progress (b)                           4,572                4,572
     Accumulated amortization of capitalized interest
       on construction in progress (b)                                               (656)                (221)
     Goodwill amortization (c)                                                     (4,299)              (4,299)
     Income tax effect of above adjustments                                        (1,572)               3,157
-------------------------------------------------------------------------------------------------------------------
Shareholders' equity according to U.S. GAAP                                  $    454,466         $    382,263
===================================================================================================================

(a) Under Canadian GAAP, contractual payments to acquire sales contracts are amortized against revenue over the term of the contracts. As of December 31, 2002, $16,115 (2001 - $19,545) remained on the consolidated balance sheet as deferred charges, included in other assets. The amounts relate to contractual payments made in the current and prior periods. Under U.S. GAAP, certain of these amounts would have been expensed as incurred. As a result, under U.S. GAAP, revenue would have increased by $15,796 (2001 - increased by $3,176) and income tax expense would have increased by $4,903 (2001 - increased by $449), to reverse the impact of amortization recorded under Canadian GAAP.

(b) Under U.S. GAAP, interest must be capitalized on construction in progress, whereas in Canada, such capitalization is not mandatory. During a significant facility expansion which occurred in fiscal 2001 and 2000, the Company did not capitalize any interest pursuant to Canadian GAAP. Under U.S. GAAP, in 2002 capital assets would have increased by $3,916 (2001 - increased by $4,351), amortization expense would have increased by $435 (2001 - increased by $221) and income tax expense would have decreased by $174 (2001 - decreased by $83).

(c) This difference relates to higher goodwill amortization prior to January 1, 2002 under Canadian GAAP arising from prior acquisitions.

(d) Under Canadian GAAP, during 2001, the Company deferred and amortized unrealized exchange gains and losses on long-term monetary items. Accordingly, under U.S. GAAP, earnings have been increased by $334 of amortization recorded under Canadian GAAP.

CINRAM INTERNATIONAL INC.
Supplemental Note to Consolidated Financial Statements (continued) (In thousands of Canadian dollars, except common shares and per share information)

Years ended December 31, 2002 and 2001

================================================================================

RECONCILIATION BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):

(e) Canadian GAAP requires the proportionate consolidation of interests in joint ventures. Proportionate consolidation is not permitted under U.S. GAAP and interests in joint ventures are accounted for on the equity basis. However, as allowed by the Securities and Exchange Commission ("SEC"), reclassification is not required in a SEC filing when specified criteria are met and information disclosed. These criteria have been met and the information is disclosed in note 16 to the December 31, 2002 consolidated financial statements.

     Although the adoption of proportionate consolidation has no impact on net earnings or shareholders' equity, it does increase assets, liabilities, revenue, expenses and cash flows from operations from those amounts otherwise reported under U.S. GAAP.

(f) Under U.S. GAAP, the Company measures compensation costs related to stock options granted to employees using the intrinsic value method as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" as permitted by SFAS No. 123.

RECENT ACCOUNTING PRONOUNCEMENTS:

In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142, "Goodwill and Intangible Assets", which the Company fully adopted effective January 1, 2002. This statement is substantially consistent with CICA Section 3062 (refer to note 1(k)(ii) to the December 31, 2002 consolidated financial statements) except that, under U.S. GAAP, any transitional impairment charge would have been recognized in net earnings as a cumulative effect of a change in accounting principle. Under Canadian GAAP, the cumulative adjustment would have been recognized in opening retained earnings. There was no impact to the Company as no transitional impairment charges were recognized.

In August 2001, SFAS No. 143, "Accounting for Asset Retirement Obligations" was approved and requires that the fair value of an asset retirement obligation be recorded as a liability, at fair value, in the period in which the Company incurs the obligation. SFAS 143 is effective for the Company's fiscal year commencing January 1, 2003. The Company expects the adoption of this standard will have no material impact on its financial position, results of operations or cash flows.

In October 2001, FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which retains the fundamental provisions of SFAS No. 121 for recognizing and measuring impairment losses of long-lived assets other than goodwill. SFAS No. 144 also broadens the definition of discontinued operations to include all distinguishable components of an entity that will be eliminated from ongoing operations. The Company prospectively adopted SFAS No. 144 effective January 1, 2002.

CINRAM INTERNATIONAL INC.
Supplemental Note to Consolidated Financial Statements (continued) (In thousands of Canadian dollars, except common shares and per share information)

Years ended December 31, 2002 and 2001

================================================================================

RECONCILIATION BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):

In July 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 recognizes the liability for an exit or disposal activity only when the costs are incurred and can be measured at fair value. The Company has adopted SFAS No. 146 effective for exit or disposal activities initiated after December 31, 2002. For exit or disposal activities initiated prior to December 31, 2002, the Company followed the criteria of Emerging Issues Task Force No. 94-3.

In April 2003, FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which amends and clarifies the accounting and reporting for derivative instruments, including those embedded in other contracts and for hedging activities under SFAS No. 133. SFAS No. 149 is effective as of July 1, 2003. The Company expects the adoption of this standard will have no material impact on its financial position, results of operations or cash flows.

In May 2003, FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity", which establishes standards for the classification and measurement of these financial instruments. SFAS No. 150 is effective as of the Company's third quarter beginning July 1, 2003. The Company expects the adoption of this standard will have no material impact on its financial position, results of operations or cash flows.

In November 2002, FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45), which requires certain disclosures of obligations under guarantees. The disclosure requirements of FIN 45 are effective for the Company's fiscal year ended December 31, 2002. Effective for 2003, FIN 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees entered into or modified after December 31, 2002, based on the fair value of the guarantee. The adoption of this standard did not have a material impact on the consolidated financial statements as the Company does not have any guarantees which require disclosure under this standard.

In January 2003, FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities (VIEs)" (FIN 46). In December 2003, the FASB issued FIN 46R which superseded FIN 46 and contains numerous exemptions. FIN 46R applies to financial statements of public entities that have or potentially have interests in entities considered special purpose entities for periods ended after December 15, 2003 and otherwise to interests in VIEs for periods ending after March 15, 2004. VIEs are entities that have insufficient equity and/or their equity investors lack one or more specified essential characteristics of a controlling financial interest. The guideline provides specific guidance for determining when an entity is a VIE and who, if anyone, should consolidate the VIE. The Company does not anticipate the adoption of this standard to have a material impact on the consolidated financial statements.